Exhibit 10.15

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

2013 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

BY ACCEPTING THE AWARD DESCRIBED IN THIS AGREEMENT, YOU VOLUNTARILY AGREE TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, THE AWARD GRANT NOTICE AND IN THE PLAN.

This Performance Share Award Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between Science Applications International Corporation, a Delaware corporation (the “Company” or “SAIC”), and Recipient (as defined below).

This Agreement sets forth the terms and conditions applicable to the award granted to Recipient pursuant to the Award Grant Notice (as defined below) representing a right to receive a number of shares of the Company’s Common Stock (the “Shares”) based on the extent, if any, to which the applicable Performance Goals (as defined below) have been achieved for the Performance Period (as defined below) (the “Performance Share Award”).

1. DEFINITIONS. The following terms shall have the meanings as defined below. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Company’s 2013 Equity Incentive Plan (as may be amended from time to time, the “Plan”).

“Award Goal Notice” means the notice delivered to Recipient setting forth the Performance Goals for each fiscal year during the Performance Period, which are hereby made a part hereof and incorporated by reference into this Agreement.

“Award Grant Notice” means the notice delivered to Recipient concurrently with this Agreement and which is hereby made a part hereof and incorporated by reference into this Agreement.

“Determination Date” means the date following the end of the Performance Period (and within two and one-half months following the end of the Performance Period) on which the Committee makes a final determination of whether and to what extent the Performance Goals set forth in the Award Goal Notices have been achieved for the entire Performance Period, as described in Section 3 hereof.

“Executive Officer” means an officer of the Company designated as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

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“Grant Date” means the effective date of the grant of the Performance Share Award as set forth in the Award Grant Notice.

“Ineligible Position” means a position of employment with the Company or an Affiliate that is not eligible to receive Performance Share Awards as determined by the Committee.

“Performance Goals” means the goals approved by the Committee for the Performance Period, to be set forth in the Award Goal Notices, which shall be used to determine whether, and to what extent, the Performance Share Award shall be earned and therefore Shares shall be issued to Recipient after the Determination Date pursuant to this Agreement. The Performance Goals shall be set and measured for each fiscal year during the Performance Period or may be determined based on cumulative performance or performance attained in the third fiscal year compared to the fiscal year immediately preceding the Performance Period, as set out in the Award Goal Notice

“Performance Period” means the period of three fiscal years from fiscal year 20        through fiscal year 20        , inclusive, based on the Company’s audited annual financial statements.

“Permanent Disability” means the status of disability determined conclusively by the Committee based upon certification of disability by the Social Security Administration or upon such other proof as the Committee may require, effective upon receipt of such certification or other proof by the Committee.

“Recipient” means the person granted a Performance Share Award as named in the Award Grant Notice who is affiliated with the Company or an Affiliate as an employee.

“Section 409A” means Section 409A of the Code together with the regulations promulgated thereunder.

“Target Shares” means the target number of Shares as set forth in the Award Grant Notice.

“Special Retirement” means: (i) retirement by the Recipient after reaching age 59 1⁄2 with at least ten (10) years of service with the Company or an Affiliate; (ii) retirement by the Recipient after reaching age 59 1⁄2 and Recipient’s age plus years of service with the Company or an Affiliate equals at least 70; or (iii) if the Recipient is an Executive Officer at the time of retirement, retirement after reaching age 65 by the Recipient, regardless of years of service with the Company. For Special Retirement purposes, years of service shall mean the period of service determined conclusively by the Committee.

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2. PERFORMANCE SHARE AWARD SUBJECT TO TERMINATION. Except in the event of death, Permanent Disability or Special Retirement as set forth below, the Performance Share Award shall be terminated automatically without compensation and no Shares shall be issued to Recipient pursuant to this Agreement if, prior to the end of the Performance Period, Recipient’s employment with the Company or any Affiliate terminates, or if Recipient is an employee of an Affiliate and such entity ceases to be an Affiliate, whether by Committee action or otherwise, on the date such entity ceases to be an Affiliate.

3. PERFORMANCE REQUIREMENTS.

a)	Performance Goals. Following the end of the Performance Period, the Committee shall determine whether and the extent to which each of the Performance Goals have been achieved for the entire Performance Period and shall determine the number of Shares, if any, issuable to Recipient with respect to the level of achievement of each individual Performance Goal; provided that with respect to any Performance Share Award to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall have certified the achievement of the Performance Goals. The aggregate number of Shares potentially issuable to Recipient with respect to all Performance Goals shall be between 0% and 150% of the number of Target Shares. If applicable, the Committee’s determinations with respect to the achievement of Performance Goals shall be based on the Company’s financial results reported in its annual report on Form 10-K as filed with the SEC, subject to any adjustments made by the Committee in accordance with Section 3 (c) below.

b)	Committee Discretion to Reduce Performance Share Award. Notwithstanding satisfaction, achievement or completion of the Performance Goals set forth in the Award Goal Notice (or any adjustments thereto as provided below), the number of Shares issuable hereunder may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

c)	Adjustment of Performance Goals. To the extent it is intended that this Performance Share Award comply with the performance-based exception to Section 162(m) of the Code, the Committee shall make no adjustment to the Performance Goals set forth in the Award Goal Notices with respect to a “covered employee” within the meaning of Section 162(m) of the Code, including the performance targets or the method of calculating the actual performance achieved relative to the Performance Goals, except as specifically permitted under the Award Goal Notice for the Performance Period.

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d)	Section 162(m). To the extent the Committee has determined that this Performance Share Award is intended to comply with the performance-based exception to Section 162(m) of the Code and the Recipient is a “covered employee” within the meaning of Section 162(m) of the Code, all actions taken hereunder (including without limitation any adjustments of Performance Goals or determination of whether a Fundamental Transaction has occurred) shall be made in a manner which would comply with Section 162(m) of the Code.

4. ISSUANCE OF SHARES.

a)	Shares. Shares shall be issued, if and to the extent earned based on the achievement of the Performance Goals as determined by the Committee, on (or as promptly as administratively practicable following) the Determination Date, and in no event later than ninety (90) days following the end of the Performance Period.

b)	Dividend Equivalents. If the Company pays any cash dividends on its common stock, Recipient will be entitled to receive an amount in cash (less any required withholding for taxes); equal to the value of such cash dividends that would have been paid on Shares earned under this Agreement if such Shares had been outstanding as of the record date for such dividends declared on or after the Grant Date and prior to the issuance date of the Shares (“Dividend Equivalents”). Such Dividend Equivalents will be will be retained by the Company (without interest) and paid in cash when, and if, and to the extent that Shares are earned and issued based on the achievement of the Performance Goals and other applicable conditions/requirements in this Agreement. To the extent that Recipient has elected to defer receipt of the Shares in accordance with the terms of the applicable non-qualified deferral plan, payment of Dividend Equivalents with respect to such Shares will be subject to the terms and conditions of such plan. The right to receive Dividend Equivalents will cease and be forfeited upon the forfeiture and cancellation of this Performance Share Award.

c)

Taxes, Deferrals and Other Matters. As a condition to the issuance of Shares hereunder, Recipient must have satisfied his or her tax withholding obligations as specified in this Agreement and must have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. In no event will the Company be obligated to issue a fractional share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the issuance or the delivery of Shares hereunder would violate any federal, state or other applicable laws and/or may issue Shares subject to any restrictive legends that, as determined by the Company, is

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necessary to comply with securities or other regulatory requirements, and (ii) the date on which Shares are issued may include a delay (but not later than the next December 31st after the end of the Performance Period) in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters. If eligible, Recipient shall be given the opportunity to elect to defer receipt of the Shares. Such deferral election shall be in accordance with the terms of the applicable non-qualified deferral plan of the Company or an Affiliate and the requirements of Section 409A and subject to such additional terms and conditions as are set by the Committee.

5. PARTIAL PAYMENT ON CERTAIN EVENTS.

a)	Disability, Special Retirement or Transfer to an Ineligible Position.

(i)	If Recipient ceases to be employed by the Company or an Affiliate after the completion of the first fiscal year of the Performance Period as a result of Recipient’s Permanent Disability or Special Retirement and is not in an Ineligible Position at the time of such event, Recipient shall remain eligible to receive, on (or as promptly as administratively practicable following) the Determination Date, a prorated portion of the Shares that would otherwise be issuable to Recipient under the Performance Share Award in the absence of such employment termination based on the actual achievement of the Performance Goals for each fiscal year during the Performance Period in which Recipient remains so employed; provided that the prorated amount for the year in which such termination of employment occurs shall be determined based on the ratio of (x) the number of days elapsed from the beginning of the fiscal year to the employment termination date over (y) the number of days in the fiscal year (and not reflecting any shortening of the Performance Period as a result of a Fundamental Transaction as described below).

(ii)

If Recipient is transferred to an Ineligible Position effective after the completion of the first fiscal year of the Performance Period and either (i) remains employed by the Company or an Affiliate through the end of the Performance Period or, if applicable, through the time of consummation of a Fundamental Transaction as set forth in Section 5(c) below, or (ii) thereafter ceases to be employed by the Company or an Affiliate at any time prior to the end of the Performance Period as a result of Recipient’s Permanent Disability or Special Retirement, Recipient shall remain eligible to receive, on (or as promptly as administratively practicable following) the Determination Date, a prorated portion of the Shares that would otherwise be issuable to Recipient under the

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Performance Share Award in the absence of such transfer to an Ineligible Position based on the actual achievement of the Performance Goals for each fiscal year during the Performance Period in which Recipient remained employed by the Company and not in an Ineligible Position; provided that the prorated amount for the year in which Recipient transfers to an Ineligible Position shall be determined based on the ratio of (x) the number of days elapsed from the beginning of the fiscal year to the date of transfer to an Ineligible Position over (y) the number of days in the fiscal year (and not reflecting any shortening of the Performance Period as a result of a Fundamental Transaction as described below).

(iii)	Notwithstanding the foregoing, Recipient shall not be entitled to any Shares under the Performance Share Award if Recipient: (i) fails to execute and deliver, no later than ninety (90) days following the end of the Performance Period, a general release of claims if requested by, and in a form satisfactory to, the Company or an Affiliate, (ii) violates the terms of his or her inventions, copyright and confidentiality agreement with the Company or an Affiliate, or (iii) breaches his or her other contractual or legal obligations to the Company or an Affiliate, including the non-solicitation obligations set forth in Section 13 of this Agreement.

b)	Death. If Recipient’s employment with the Company and its Affiliates terminates due to the death of Recipient, then Recipient’s estate shall receive, promptly after the date of death, a prorated portion of the Shares that Recipient would have been issued pursuant to the Performance Share Award based on the formula set forth in subsection (c) below as if a Fundamental Transaction had occurred on such date of death.

c)	Change in Control of Company. If a Fundamental Transaction (as defined in the Plan) occurs prior to the end of the Performance Period while Recipient is employed by the Company or an Affiliate or remains entitled to receive Shares pursuant to Section 5(a) above, the Performance Period shall be terminated and Recipient shall be entitled to receive, immediately prior to the consummation of such Fundamental Transaction, the following number of Shares (the “CIC Earned Shares”):

(i)	If the Fundamental Transaction occurs following completion of one or more fiscal years in the Performance Period, the number of Shares earned by Recipient for each such completed fiscal year based on the achievement of the applicable Performance Goals as determined by the Committee; plus

(ii)	If the Fundamental Transaction occurs prior to completion of any fiscal year in the Performance Period a number of Shares based on

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the achievement of the Performance Goals for such fiscal year at the time of consummation of the Fundamental Transaction as determined by the Committee and prorated to reflect the portion of the fiscal year that has elapsed through the date of consummation of the Fundamental Transaction (or, if Recipient earlier transfers to an Ineligible Position, through the date of such transfer).

Notwithstanding the foregoing, if the Company determines that this Performance Share Award is “deferred compensation” for purposes of Section 409A and is not eligible for any exemption from or exception to Section 409A, and that the Fundamental Transaction is not also a “change in ownership”, “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A, then the CIC Earned Shares (or a comparable amount of cash or acquiring company stock, depending on the consideration received by Company stockholders on such Fundamental Transaction) shall only be issued to Recipient on the date such Shares would have been issued pursuant to Section 4 if a Fundamental Transaction had not occurred), unless this Performance Share Award is terminated in a manner compliant with Section 409A.

6. TAX MATTERS.

a)	Tax Withholding. If the Company or an Affiliate is required to withhold any federal, state, local or other taxes upon the issuance of Shares or otherwise under this Agreement, Recipient authorizes the Company to withhold a sufficient number of Shares to meet the withholding obligation based on the minimum rates required by law; provided, however, that Recipient further authorizes the Company in its sole discretion, to sell a sufficient number of Shares on behalf of Recipient to satisfy such obligations, accept payment to satisfy such obligations in the form of cash or delivery to the Company of Shares already owned by Recipient, withhold amounts from Recipient’s compensation, or any combination of the foregoing or other actions as may be necessary or appropriate to satisfy any such tax withholding obligations.

b)	Section 409A.

(i) This Performance Share Award is intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A to the maximum extent possible, and for the Determination Date (and issuance of Shares hereunder) to be within 2 and  1⁄2 months following the end of the Performance Period.

(ii) To the extent Section 409A is applicable to this Performance Share Award, this Performance Share Award is intended to comply with Section 409A and to be interpreted and construed consistent with such intent.

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(iii) With respect to any Recipient who is eligible for Special Retirement, this Performance Share Award is intended to be paid on fixed payment dates under Sections 4(a) and 5 of this Agreement and such payments may not be accelerated except as set forth in Section 5(b) hereof or otherwise to the extent permitted under Section 409A.

(iv) Without limiting the generality of the foregoing, if Recipient is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of Recipient’s termination of service at a time when this Performance Share Award pursuant its terms would be settled, then to the extent required in order to comply with Section 409A, shares of Common Stock that would be issued under this Performance Share Award (or any other amount due hereunder) at such termination of service shall not be issued before the first business day following the earlier of (x) the date that is six months following Recipient’s termination of employment and (y) the date of Recipient’s death.

(v) For purposes of this Agreement, the terms “terminate,” “terminated”, “termination” and “ceases to employed” and similar terms mean a termination of the Recipient’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A.

7. RIGHTS, RESTRICTIONS AND LIMITATIONS. Any Shares issued to Recipient pursuant to this Agreement are subject to the rights, restrictions and limitations set forth in the Company’s Restated Certificate of Incorporation. Recipient shall not have the rights of a stockholder until Shares, if any, are issued following the Determination Date. The Performance Share Award and rights under this Agreement may be not transferred by Recipient.

8. RESTRICTIONS UNDER SECURITIES LAW. The Performance Share Award and Shares potentially issuable pursuant this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

9. EMPLOYMENT AT WILL.

a)

Recipient’s employment or affiliation with the Company or an Affiliate is not for any specified term and may be terminated by Recipient or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon Recipient any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate

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regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate Recipient at will and without regard to any future vesting opportunity that Recipient may have.

b)	Recipient acknowledges and agrees that the right to receive Shares pursuant to this Agreement is earned, among other applicable conditions/requirements, only by continuing as an employee at the will of the Company (not through the act of being hired, being granted the Performance Share Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Recipient acknowledges and agrees that such a reorganization could result in the termination of Recipient’s relationship as an employee to the Company or an Affiliate, or the termination of Affiliate status of Recipient’s employer and the loss of benefits available to Recipient under this Agreement, including but not limited to, the termination of the right to receive Shares under this Agreement. Recipient further acknowledges that if the Performance Goals and other applicable conditions/requirements are not met, it is possible that no Shares will be issued hereunder.

10. INCORPORATION OF PLAN. The Performance Share Award is granted pursuant to the Plan, all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.

11. RECOUPMENT OF AWARDS. The Human Resources and Compensation Committee of the Company’s Board of Directors adopted a recoupment policy on February 18, 2014 (the “Policy”), that may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the compensation was originally based. The Policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of the Company’s financial results. Recipient acknowledges and agrees that the Policy applies to the Performance Share Award and that any payments or issuances of Shares are subject to recoupment pursuant to the Policy, including any amendments to the Policy and any recoupment obligations imposed by applicable law or regulation. This Agreement shall be deemed to include the restrictions imposed by the Policy.

12. COPIES OF PLAN AND OTHER MATERIALS. Recipient acknowledges that Recipient has received copies of the Plan and the Plan prospectus from the Company

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and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, electronically from the Company. Recipient acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Company. Recipient acknowledges that a copy of the Policy referenced in Section 11 is available on ISSAIC, the Company’s intranet, and is also available upon written or telephonic request to the Company.

13. NON-SOLICITATION.

a)	Solicitation of Employees. Recipient agrees that, both while employed by the Company or an Affiliate and for one year afterward, Recipient will not solicit or attempt to solicit any employee of the Company or an Affiliate to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company or an Affiliate. The foregoing obligations apply to both the Recipient’s direct and indirect actions, and apply to actions intended to benefit Recipient or any other person, business or entity.

b)	Solicitation of Customers. Recipient agrees that, for one year after termination of employment with the Company or an Affiliate, Recipient will not participate in any solicitation of any customer or prospective customer of the Company or an Affiliate concerning any business that:

(i)	involves the same programs or projects for that customer in which Recipient was personally and substantially involved during the 12 months prior to termination of employment; or

(ii)	has been, at any time during the 12 months prior to termination of employment, the subject of any bid, offer or proposal activity by the Company or an Affiliate in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the Company or an Affiliate to that customer or potential customer, in which Recipient was personally and substantially involved.

In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company or an Affiliate provides (or may reasonably provide) goods or services.

c)

Remedies. Recipient acknowledges and agrees that a breach of any of the promises or agreements contained in this Section 13 will result in immediate, irreparable and continuing damage to the Company for which

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there is no adequate remedy at law, and the Company or an Affiliate will be entitled to injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages.

14. MISCELLANEOUS. This Agreement (together with the Award Grant Notice) contains the entire agreement of the parties with respect to its subject matter, provided, however, that if Recipient and the Company are parties to an existing written agreement addressing the subject matter of Section 13, such agreement shall control with respect to such subject matter until the termination thereof, at which time Section 13 shall control. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs, legatees and personal representatives of Recipient. The parties hereby agree that should any portion of this Agreement be judicially held to be invalid, unenforceable, or void, such portion shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as is then in effect.

15. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflict of laws.

16. ACKNOWLEDGMENT. Recipient acknowledges that the Performance Share Award constitutes full and adequate consideration for Recipient’s obligations under this Agreement, the acceptance of the Performance Share Award constitutes an unequivocal acceptance of this Agreement and any attempted modification or deletion will have no force or effect on the Company’s right to enforce the terms and conditions stated herein.

By accepting the Performance Share Award, you agree to all of the terms and conditions set forth herein and in the Plan.

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